Exhibit 99.1

Dow Announces Full Redemption of 7.60% Notes Due 2014

MIDLAND, Mich. – February 22, 2013 –  The Dow Chemical Company (NYSE: DOW) today announced that a full redemption in the principal amount of $750,000,000.00 of the Company’s outstanding 7.60% Notes due 2014 (the “Notes”) issued pursuant to an Indenture dated as of May 1, 2008 (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee.

Pursuant to the terms of the Indenture, the Notes will be redeemed in full on March 25, 2013 (the “Redemption Date”) at a redemption price equal to the greater of (1) 100% of the principal amount thereof, and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such interest payments accrued as of the Redemption Date), discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Notes and determined on the third business day prior to the Redemption Date) plus 50 basis points, as set forth in the Notes, along with accrued and unpaid interest up to, but not including, the Redemption Date.  On the Redemption Date and upon the Company’s payment of the redemption price, all rights of holders with respect to the Notes being redeemed will terminate, except for the right to receive payment of the applicable redemption price upon surrender of the Notes for redemption.

Copies of the notice of redemption can be obtained from the Bank of New York Mellon Trust Company by calling Bondholder Relations at (800) 254-2826.

About Dow

Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company connects chemistry and innovation with the principles of sustainability to help address many of the world's most challenging problems such as the need for clean water, renewable energy generation and conservation, and increasing agricultural productivity. Dow's diversified industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 160 countries and in high growth sectors such as electronics, water, energy, coatings and agriculture. In 2012, Dow had annual sales of approximately $57 billion and employed approximately 54,000 people worldwide. The Company's more than 5,000 products are manufactured at 188 sites in 36 countries across the globe. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

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